CliftonLarsonAllen

CliftonLarsonAllen LLP
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
HMN Financial, Inc.:

We consent to the incorporation by reference of our report dated March 11, 2016, with respect to the consolidated balance sheets of HMN Financial, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2015 and 2014, which report appears in the December 31, 2015 annual report on Form 10-K of HMN Financial, Inc. and in the following Registration Statements of HMN Financial, Inc.: Nos. 33-88228, 33-94388, 33-94386, 333-64232, and 333-158893 on Form S-8 and No. 333-156883 on Form S-3.

CliftonLarsonAllen LLP

Minneapolis, Minnesota
March 11, 2016